EXHIBIT 99.1

February 11, 2008

Dear Fellow Shareholder:

On behalf of the board of directors of Pioneer Bankshares, Inc. (“Pioneer”), I am writing to update you on your bank’s recent performance and on developments concerning Richard T. Spurzem and his disruptive efforts to sell your bank.

2007 was a very turbulent and rocky year for the banking sector with many banks experiencing significant losses and declines in share price. However, I am pleased to report that Pioneer not only successfully navigated through these dangers, but it succeeded in earning the highest net income in its 99 year history. Pioneer posted the following financial results for 2007 as compared to 2006:

•	Net earnings increased from $1.662 million to $1.752 million

•	Earnings per share increased from $1.64 to $1.73.

•	Book value per share increased from $15.05 to $16.09

•	Dividend payments to shareholders increased by 9.8%.

•	Share price increased 22.4% making it the number one bank among all 65 Virginia based banks for share price percentage increase, according to Janney Montgomery Scott.

I am extremely proud of Pioneer’s accomplishments last year. They were the product of a lot of hard work and dedication by your employees, management team, and board of directors, and they are indicative of what a locally owned community bank can accomplish when it knows its customers/community and is focused on long term profitability.

While your employees were working hard to improve the bank’s performance, Mr. Spurzem, the Charlottesville investor/homebuilder whom I wrote you about last summer, continued his efforts to sell your bank. As you are aware, Mr. Spurzem filed a lawsuit to obtain Pioneer’s shareholder list. Based on the advice of our legal counsel, Troutman Sanders, LLP, we believed that Mr. Spurzem did not state a “proper purpose” under Virginia law for seeking the list. However, the board recently decided to settle this case on the condition that Mr. Spurzem agree to certain restrictions on his use of the list. Under the terms of this settlement, Mr. Spurzem will get the shareholder list, but he can only use it to communicate with shareholders regarding matters directly related to the affairs of Pioneer. Mr. Spurzem cannot share the list with third parties (other than his agents or employees) or use it for any other purpose. The board believes that this settlement protects the privacy of our shareholders to the maximum extent permitted by Virginia law.

After he receives the shareholder list, Mr. Spurzem or his agents may contact you to encourage you to support him in his efforts to sell the bank. We do not know what actions Mr. Spurzem may take in the future, but they may include a letter writing campaign, advertisements, press conferences, or maybe even at some point an effort by him to gain control of the board of directors by nominating his own slate of directors.

Mr. Spurzem has only been a shareholder for a relatively short period of time, and in my opinion, he is looking to pressure your board to sell your bank for his own selfish short term interests.

In the judgment of your board of directors, the sale of your bank to a large out of town bank or holding company is not in the best interests of anyone involved – our shareholders, our employees, our customers, or our community, and I (along with our attorneys) have communicated this position to Mr. Spurzem. We strongly believe that Pioneer has a bright future as an independent, locally owned community bank and holding company.

If you would like to discuss any of the above matters with me, feel free to give me a call or just drop by. Thanks again for your continued support of Pioneer Bankshares.

Very truly yours,

Thomas R. Rosazza
President/CEO